EXHIBIT 10.3

VIRTUALSCOPICS, LLC
350 Linden Oaks
Rochester, New York 14625

September 27, 2005

To: [Insider Group] Holders of VirtualScopics Securities (Common, Series A, Series B and Series C, Stock Options and Warrants)

Re:    Lock-Up Agreement

Ladies and Gentlemen:

VirtualScopics, LLC (“VirtualScopics” or the “Company”) plans to become a wholly-owned subsidiary of a publicly-traded company through an exchange offer, concurrently with a private offering of a minimum of $3,000,000 of Units, each Unit consisting of one share of Series A Convertible Preferred Stock and a warrant to purchase 200 shares of Common Stock (the “Funding Transactions”). The Company plans to use the proceeds of this transaction to increase its business development efforts, further its research and development activities and expand its operations to meet the growing demand of its customers. The publicly-traded company, which is called “Pubco” for purposes of this lock-up agreement, will then operate the business of VirtualScopics under the current management of VirtualScopics. We currently expect to close these Funding Transactions on or around October 31, 2005. Pubco is not identified at this time due to securities regulations regarding “insider” knowledge of upcoming transactions involving publicly-traded securities.

You are a holder (a “Holder”) of (i) outstanding common units of VirtualScopics, (ii)  Series A, B or C preferred units of VirtualScopics convertible into shares of common units and/or, (iii) warrants or incentive stock options to purchase shares of common units of VirtualScopics, which, if we are successful in closing the Funding Transactions, will be exchanged for Common Stock of Pubco (or, in the case of stock options and warrants, options or warrants to purchase Pubco Common Stock) (the “Pubco Shares”) following the Funding Transactions.

It is essential to the success of the Funding Transactions that the Company can give comfort to potential investors that the “after market” for the Pubco Shares will not be disrupted by a very substantial block of shares being sold in a manner that may cause an adverse effect on then existing Pubco shareholders. We will also be obtaining such comfort, substantially in the form provided for below, from each of our officers, directors and principal members.

By signing and returning this agreement in the manner indicated below, the undersigned, ____________________________________ [Insert Your Name Here] hereby agrees not to, directly or indirectly, publicly sell, contract to sell or otherwise transfer any of the Pubco Shares beneficially owned by you immediately after the closing of the Funding Transactions (your “Initial Holdings”), except as follows:

•
Beginning at the date twelve (12) months after the Closing Date, and at 3-month intervals thereafter, should the 30-day average trading price (immediately preceding the sale) of the Pubco Common Stock be at least $4.00 per share, you shall be permitted to sell up to 12.5% of your original number of Lock-Up Shares per 3-month period.

•
Beginning at the date eighteen (18) months after the Closing Date, and at 3-month intervals thereafter, should the 30-day average trading price (immediately preceding the sale) of the Pubco Common Stock be below $4.00 per share you shall be permitted to sell a maximum of 25,000 of your original number of Lock-Up Shares per holder per 3-month interval irrespective of price.

•	At 24 months from the Closing Date and at 3-month periods thereafter you shall be permitted to sell up to 12.5% of your original number of Lock-Up Shares per 3-month period irrespective of price.

•	All permitted sale of Lock-Up Shares that may be made during each time period shall be cumulative.

•	All lock up provisions will be removed after 48 months after Closing Date.

If Pubco engages an underwriter or placement agent during the 12 months after the closing date of the Funding Transactions to raise a minimum of $5,000,000 through the sale of Pubco’s Common Stock and/or other equity securities, in a public offering or private placement, upon notice of commencing such public offering or private placement, all Holders of Pubco Shares subject to lock-up agreements will, if required by the underwriter or placement agent, refrain from making any sales, transfers or other dispositions in the course of such offering, but, in any event, for not more than 90 days.

Pubco may waive in writing any provision of the lock-up agreements executed by Holders if and only if (i) any such waiver is simultaneously applicable to all other Pubco Shares issued to Holders, and (ii) at least five business days' advance written notice of such waiver is provided to all Holders. In the event that a particular waiver applies to only a percentage of the Pubco Shares held by each Holder, then the percentage shall be identical for each such Holder.

By signing and returning this agreement, you further (i) represent and consent that you have full power and authority to enter into this lock-up agreement and that, upon request, you will execute any additional documents necessary or desirable in connection with this lock-up agreement and its enforcement; and (ii) understand that this lock-up agreement is irrevocable by you, all authority herein conferred by you or agreed to be conferred by you shall survive your death or incapacity, and any of your obligations hereunder shall be binding on you and your heirs, personal representatives, successors and assigns.

In order to enable the aforesaid covenant to be enforced, you hereby consent to the placing of a legend and/or stop-transfer order with the transfer agent of the Common Stock with respect to any of the Pubco Shares registered in your name or beneficially owned by you.

Whether the Funding Transactions actually occur depends on a number of factors. Notwithstanding the foregoing, this lock-up agreement will terminate on December 31, 2005, in the event that the Funding Transactions are not completed on or before such date.

Accordingly, to evidence your agreement to the terms hereof, please date, sign and return this lock-up agreement to the Company by courier, Federal Express or fax no later than the close of business on October 15, 2005. If you return your signed lock-up agreement to the Company by fax, please promptly mail the executed copy of the lock-up agreement to the Company.

[SIGNATURE PAGE FOLLOWS]

Acknowledged and Agreed
this ___ day of ____________, 2005:

By:

Name:

Entity (if any):

Title (if Shares held by Entity):

RETURN TO THE COMPANY BY FAX: AT (585)218-7350

-AND-

BY FEDERAL EXPRESS OR OVERNIGHT COURIER TO:

VirtualScopics, LLC
350 Linden Oaks
Rochester, New York 14625
Tel: (585)249-6231
Fax: (585)218-7350

Accepted:

VIRTUALSCOPICS, LLC

By:      s/o Molly Henderson

Molly Henderson
Chief Financial Officer